Exhibit 10.1

BRIDGEWATER BANCSHARES, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of October 1, 2017 (the “Effective Date”), by and among Bridgewater Bancshares, Inc. (the “Company”), Bridgewater Bank (the “Bank” and together with the Company, the “Employer”) and Jerry Baack (“Executive,” and together with the Company, the “Parties”).

RECITALS

A.            The Bank is a wholly-owned subsidiary of the Company.

B.            Executive is currently employed by the Bank pursuant to that certain employment agreement by and between Executive and the Bank dated November 2, 2005, as amended (the “Prior Employment Agreement”).

C.            The Employer desires to employ Executive as the Company’s President and Chief Executive Officer and the Bank’s President and Chief Executive Officer pursuant to the terms of this Agreement.

D.            Executive desires to be employed by the Employer as the Company’s President and Chief Executive Officer and the Bank’s President and Chief Executive Officer pursuant to the terms of this Agreement.

E.            The Parties have made commitments to each other on a variety of important issues concerning Executive’s employment, including the performance that will be expected of Executive, the compensation Executive will be paid, how long and under what circumstances Executive will remain employed and the financial details relating to any decision that either the Employer or Executive may make to terminate this Agreement.

AGREEMENTS

In consideration of the foregoing and the mutual promises and covenants of the Parties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby expressly covenant and agree as follows:

1.             Employment Period. The Employer shall employ Executive, and Executive shall be so employed, during the Employment Period in accordance with the terms of this Agreement. The “Employment Period” shall be the period beginning on the Effective Date and ending on September 30, 2020, unless sooner terminated as provided herein. The Employment Period shall automatically be extended for one (1) additional year beginning on October 1, 2020 and on each October 1 thereafter unless either Party notifies the other Party, by written notice delivered no later than ninety (90) days prior to such October 1, that the Employment Period shall not be extended for an additional year. Notwithstanding any provision of this Agreement to the contrary, if a Change in Control occurs during the Employment Period, this Agreement shall remain in effect for the two (2)-year period following the Change in Control and shall then terminate.

2.             Duties. During the Employment Period, Executive shall devote Executive’s full business time, energies and talents to serving as the Company’s President and Chief Executive Officer and the Bank’s President and Chief Executive Officer, at the direction of the Company’s Board. Executive shall have such duties and responsibilities as may be assigned to Executive from time to time by the Board, which duties and responsibilities shall be commensurate with Executive’s position, shall perform all duties assigned to Executive faithfully and efficiently, subject to the direction of the Board and shall have such authorities and powers as are inherent to the undertakings applicable to Executive’s position and necessary to carry out the responsibilities and duties required of Executive hereunder. Executive shall perform the duties required by this Agreement at the Bank’s headquarters (as determined by the Bank) unless the nature of such duties requires otherwise. Notwithstanding the foregoing provisions of this Section 2, during the Employment Period, Executive may devote reasonable time to activities other than those required under this Agreement, including activities of a charitable, educational, religious or similar nature (including professional associations) to the extent such activities do not, in the reasonable judgment of the Board, inhibit, prohibit, interfere with or conflict with Executive’s duties under this Agreement or conflict in any material way with the business of the Company or an Affiliate; provided, however, that Executive shall not serve on the board of directors of any business (other than the Company, the Bank or any Affiliate of either) or hold any other position with any business without receiving the prior written consent of the Board.

3.             Compensation and Benefits. Subject to the terms of this Agreement, during the Employment Period, while Executive is employed by the Employer, the Employer shall compensate Executive for Executive’s services as follows:

(a)           Executive shall be compensated at an annual rate of Five Hundred Thousand Dollars ($500,000) (the “Annual Base Salary”), which shall be payable in accordance with the normal payroll practices of the Employer then in effect. Beginning on October 1, 2018 and on each anniversary of such date, Executive’s Annual Base Salary shall be reviewed, and may be adjusted, by the Board.

(b)           During the Employment Period, the Employer shall pay an automobile allowance to Executive not to exceed Eight Hundred Fifty Dollars ($850) per month.  The automobile allowance shall be reviewed from time to time by the CEO and may be increased subject to the sole discretion of the Board.  At any time after the date of this Agreement, the Board may, in its sole discretion, eliminate Executive’s monthly automobile allowance and instead provide Executive with an Employer-owned automobile for Executive’s use.

(c)           Once every two (2) years during the Employment Period, Executive shall be entitled to receive, at Executive’s option and at the Company’s expense, an executive physical exam at the Mayo clinic in Rochester, Minnesota.

(d)           During the Employment Period, Executive and Executive’s dependents, as the case may be, shall be eligible to participate, subject to the terms thereof, in all pension and similar benefit plans (including qualified, non-qualified and supplemental plans) and all medical, dental, vision, disability, group and executive life, accidental death and travel accident insurance and other similar welfare benefit plans and programs of the Employer, as may be in effect from time to time, on as favorable a basis as other similarly situated senior executives.

(e)           Executive shall be entitled to accrue paid time off (“PTO”) at a rate of no less than twenty-five (25) days of PTO per calendar year, subject to the Employer’s PTO programs and policies as may be in effect during the Employment Period.

4.             Rights upon Termination. Executive’s right to benefits, if any, for periods after the Termination Date shall be determined in accordance with this Section 4:

(a)           Minimum Benefits. If the Termination Date occurs during the Employment Period for any reason, Executive shall be entitled to the following benefits (“Minimum Benefits”)  in addition to any other benefits to which Executive may be entitled under the following provisions of this Section 4 or the express terms of any employee benefit plan or as required by law:

(i)           Executive’s earned but unpaid Annual Base Salary for the period ending on the Termination Date;

(ii)          Executive’s earned but unpaid incentive bonus, if any, for any completed fiscal year preceding the Termination Date; and

(iii)         Executive’s accrued but unpaid PTO for the period ending on the Termination Date.

Any benefits to be provided to Executive pursuant to this Section 4(a) shall be provided within thirty (30) days after the Termination Date.

(b)           Termination for Cause, Death, Disability or Voluntary Resignation. If the Termination Date occurs following the Effective Date and prior to the end of the Employment Period and is a result of a Termination for Cause, Executive’s death or Disability, or termination by Executive other than for Good Reason, then, other than the Minimum Benefits, Executive shall have no right to benefits under this Agreement (and the Employer shall have no obligation to provide any such benefits) for periods after the Termination Date.

(c)           Termination other than for Cause or Termination for Good Reason. If Executive’s employment with the Employer is subject to a Termination other than during a Covered Period, then, in addition to the Minimum Benefits, the Employer shall provide Executive the following benefits:

(i)           Commencing on the first Employer payroll date that occurs on or following the sixtieth (60th) day following the Termination Date, Executive shall receive the Severance Amount described in Section 4(c)(ii) (less any amount described in Section 4(c)(iii)), with such amount to be paid in twelve (12) substantially equal monthly installments (subject to the remaining provisions of this paragraph), with each successive payment being due on the next monthly payroll date following the first installment, provided that any such monthly installments that would have been paid in the sixty (60)-day period following the Termination Date but for the Release requirement in Section 5 shall be paid on the first Employer payroll date that occurs on or following the sixtieth (60th) day following the Termination Date, and the number of remaining substantially equal monthly installments to be made shall be reduced from twelve (12) by any such “catch-up” payments that are made.

(ii)          For purposes of this Agreement, “Severance Amount” means (A) for any Termination other than during a Covered Period, an amount equal to one hundred percent (100%) of Executive’s then-current Annual Base Salary as of the respective Termination; or (B) for a Termination during a Covered Period, an amount equal to two hundred percent (200%) of Executive’s Base Compensation as of the respective Termination.

(iii)         To the extent any portion of the Severance Amount exceeds the “safe harbor” amount described in Treasury Regulation §1.409A-1(b)(9)(iii)(A), Executive shall receive such portion of the Severance Amount that exceeds the “safe harbor” amount in a single lump sum payment payable on the first Employer payroll date that occurs on or following the sixtieth (60th) day following the Termination Date.

(iv)        Executive (and Executive’s dependents, as may be applicable) shall be entitled to the benefits described in Section 4(e).

(d)           Termination upon a Change in Control. If Executive’s employment with the Employer is subject to a Termination within a Covered Period, then, in addition to Minimum Benefits, the Employer shall provide Executive the following benefits:

(i)           On the sixtieth (60th) day following the Termination Date, the Employer shall pay Executive a lump sum payment in an amount equal to the Severance Amount.

(ii)          Executive (and Executive’s dependents, as may be applicable) shall be entitled to the benefits provided in Section 4(e).

(e)           Medical, Dental and Vision Benefits. If Executive’s employment with the Bank is subject to a Termination, then, to the extent that Executive or any of Executive’s dependents may be covered under the terms of any medical, dental or vision plans maintained for active employees of the Bank or any Affiliate, the Bank shall provide Executive and those dependents with coverage equivalent to the coverage received while Executive was employed with the Bank for as long as Executive is eligible for and elects coverage under the health care continuation rules of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Executive will be required to pay the same amount as Executive would pay if Executive continued in active employment with the Bank during such period. Such coverage shall be provided only to the extent that it does not result in any additional tax or other penalty being imposed on the Bank or any Affiliate. The coverage under this Section 4(e) may be procured directly by the Bank (or any Affiliate, if appropriate) apart from and outside of the terms of the respective plans, provided that Executive and Executive’s dependents comply with all of the terms of the substitute medical, dental or vision plans, and provided, further, that the cost to the Bank shall not exceed the cost for continued COBRA coverage. In the event Executive or any of Executive’s dependents is or becomes eligible for coverage under the terms of any other medical, dental or vision plan of a subsequent employer with plan benefits that are comparable to Bank (or any Affiliate) plan benefits, the Bank’s obligations under this Section 4(e) shall cease with respect to the eligible Executive and dependents. Executive and Executive’s dependents must notify the Bank (or any Affiliate) of any subsequent employment and eligibility for such comparable coverage.

(f)            Other Benefits. Executive’s rights following a termination of employment with the Employer and its Affiliates for any reason with respect to any benefits, incentives or awards provided to Executive pursuant to the terms of any plan, program or arrangement sponsored or maintained by the Employer or an Affiliate, whether tax-qualified or not, which are not specifically addressed herein, shall be subject to the terms of such plan, program or arrangement, and this Agreement shall have no effect upon such terms except as specifically provided herein.

(g)           Removal from any Boards and Positions. Upon Executive’s termination of employment for any reason under this Agreement, Executive shall be deemed to resign (i) if a member, from the Board and board of directors of any Affiliate and any other board to which Executive has been appointed or nominated by or on behalf of the Employer, (ii) from each position with the Company or any Affiliate, including as an officer of the Company, the Bank, or any of their respective Affiliates and (iii) as a fiduciary of any employee benefit plan of the Employer.

5.             Release. Notwithstanding any provision of this Agreement to the contrary, no payments or benefits shall be owed to Executive under Section 4(c), 4(d) or 4(e) unless Executive executes and delivers to the Company a Release within forty-five (45) days following the Termination Date, and any applicable revocation period has expired prior to the sixtieth (60th) day following the Termination Date.

6.             [Reserved]

7.             Restrictive Covenants.

(a)           Confidential Information.

(i)           Executive acknowledges that, during the course of Executive’s employment with the Employer, Executive may produce and have access to confidential and/or proprietary, non-public information concerning the Company or its Affiliates, including marketing materials, financial and other information concerning customers and prospective customers, customer lists, records, data, trade secrets, proprietary business information, pricing and profitability information and policies, strategic planning, commitments, plans, procedures, litigation, pending litigation and other information not generally available to the public (collectively, “Confidential Information”). Executive shall not directly or indirectly use, disclose, copy or make lists of Confidential Information for the benefit of anyone other than the Company, either during or after Executive’s employment with the Company, except to the extent such disclosure is authorized in writing by the Company, required by law or any competent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with the performance by Executive of Executive’s duties hereunder. If Executive receives a subpoena or other court order or is otherwise required by law to provide information to a governmental authority or other person concerning the activities of the Company or any of its Affiliates, or Executive’s activities in connection with the business of the Company or any of its Affiliates, Executive shall immediately notify the Company of such subpoena, court order or other requirement and deliver forthwith to the Company a copy thereof and any attachments and non-privileged correspondence related thereto. Executive shall take reasonable precautions to protect against the inadvertent disclosure of Confidential Information. Executive shall abide by the Employer’s reasonable policies, as in effect from time to time, respecting avoidance of interests conflicting with those of the Company and its Affiliates.

(ii)          Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Accordingly, Executive has the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Executive also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Nothing in this Agreement shall be construed to authorize, or limit liability for, an act that is otherwise prohibited by law, such as the unlawful access of material by unauthorized means.

(iii)         Nothing contained in this Section 7(a) shall limit Executive’s ability to file a charge or complaint with any governmental, administrative or judicial agency (each, an “Agency”) pursuant to any applicable whistleblower statute or program (each, a “Whistleblower Program”). Executive acknowledges that this Section 7(a) does not limit (i) his ability to communicate, in connection with a charge or complaint pursuant to any Whistleblower Program with any Agency or otherwise participate in any investigation or proceeding that may be conducted by such Agency, including providing documents or other information, without notice to the Company, or (ii) his right to receive an award for information provided to such Agency pursuant to any Whistleblower Program.

(b)           Documents and Property.

(i)           All records, files, documents and other materials or copies thereof relating to the business of the Company or its Affiliates that Executive prepares, receives or uses shall be and remain the sole property of the Company and, other than in connection with the performance by Executive of Executive’s duties hereunder, shall not be removed from the premises of the Company or any of its Affiliates without the Company’s prior written connect, and shall be promptly returned to the Company upon Executive’s termination of employment for any reason, together with all copies (including copies or recordings in electronic form), abstracts, notes or reproductions of any kind made from or about the records, files, documents or other materials.

(ii)          Executive acknowledges that Executive’s access to and permission to use the Company’s and any Affiliate’s computer systems, networks and equipment, and all Company and Affiliate information contained therein, is restricted to legitimate business purposes on behalf of the Company. Any other access to or use of such systems, network, equipment and information is without authorization and is prohibited except that Executive may use an Employer-provided computer for reasonable personal use in accordance with the Company’s Acceptable Use and Responsibility Policy as in effect from time to time. The restrictions contained in this Section 7(b) extend to any personal computers or other electronic devices of Executive that are used for business purposes relating to the Company or any Affiliate. Executive shall not transfer any Company or Affiliate information to any personal computer or other electronic device that is not otherwise used for any business purpose relating to the Company. Upon the termination of Executive’s employment with the Employer for any reason, Executive’s authorization to access and permission to use the Company’s and any Affiliate’s computer systems, networks and equipment, and any Company and Affiliate information contained therein, shall cease.

(c)           Non-Competition and Non-Solicitation. The Parties have jointly reviewed the operations of the Company and the Bank and have agreed that the primary service area of the Company’s operations and the Bank’s lending and deposit taking functions in which Executive will actively participate extends to an area that encompasses a twenty-five (25)-mile radius from each banking or other office location of the Company, the Bank and any Affiliates (the “Restrictive Area”). Therefore, as an essential ingredient of and in consideration of this Agreement and Executive’s employment with the Employer, Executive, during Executive’s employment with the Employer and for a period of twelve (12) months immediately following the termination of Executive’s employment for any reason (the “Restrictive Period”), whether such termination occurs during the Employment Period or thereafter, shall not directly or indirectly do any of the following (all of which are collectively referred to in this Agreement as the “Restrictive Covenant”):

(i)           Engage or invest in, own, manage, operate, finance, control, participate in the ownership, management, operation or control of, be employed by, associated with or in any manner connected with, serve as a director, officer or consultant to, lend Executive’s name or any similar name to, lend Executive’s credit to or render services or advice to, in each case in the capacity that Executive provided services to the Company or any Affiliate, any person, firm, partnership, corporation or trust that owns, operates or is in the process of forming a bank, savings bank, savings and loan association, credit union or similar financial institution (each, a “Financial Institution”) with an office located, or to be located at an address identified in a filing with any regulatory authority, within the Restrictive Area;

provided, however, that the ownership by Executive of shares of the capital stock of any Financial Institution, which shares are listed on a securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System and which do not represent more than five (5) percent (5%) of the institution’s outstanding capital stock, shall not violate any terms of this Agreement;

(ii)          Either for Executive or any Financial Institution: (A) induce or attempt to induce any employee of the Company or any of its Affiliates with whom Executive had significant contact to leave the employ of the Company or any of its Affiliates; (B) in any way interfere with the relationship between the Company or any of its Affiliates and any employee of the Company or any of its Affiliates with whom Executive had significant contact; or (C) induce or attempt to induce any customer, supplier, licensee or business relation of the Company or any of its Affiliates with whom Executive had significant contact to cease doing business with the Company or any of its Affiliates or in any way interfere with the relationship between the Company or any of its Affiliates and their respective customers, suppliers, licensees or business relations with whom Executive had significant contact;

(iii)         Either for Executive or any Financial Institution, solicit the business of any person or entity known to Executive to be a customer of the Company or any of its Affiliates, where Executive had significant contact with such person or entity, with respect to products, activities or services that compete in whole or in part with the products, activities or services of the Company or any of its Affiliates; or

(iv)        Serve as the agent, broker or representative of, or otherwise assist, any person or entity in obtaining services or products from any Financial Institution within the Restrictive Area, with respect to products, activities or services that Executive devoted time to on behalf of the Company or any of its Affiliates and that compete in whole or in part with the products, activities or services of the Company or any of its Affiliates.

(d)           Works Made for Hire Provisions. The Parties acknowledge that all work performed by Executive for the Company or any of its Affiliates shall be deemed a “work made for hire.” The Company shall at all times own and have exclusive right, title and interest in and to all Confidential Information and Inventions, and the Company shall retain the exclusive right to license, sell, transfer and otherwise use and dispose of the same. Any and all enhancements of the technology of the Company or any of its Affiliates that are developed by Executive shall be the exclusive property of the Company. Executive hereby assigns to the Company any right, title and interest in and to all Inventions that Executive may have, by law or equity, without additional consideration of any kind whatsoever from the Company or any of its Affiliates. Executive shall execute and deliver any instruments or documents and do all other things (including the giving of testimony) requested by the Company (both during and after the termination of Executive’s employment with the Employer) in order to vest more fully in the Company or any of its Affiliates all ownership rights in the Inventions (including obtaining patent, copyright or trademark protection therefor in the United States and/or foreign countries). For purposes of this Section 7(d), “Inventions” shall mean all systems, procedures, techniques, manuals, databases, plans, lists, inventions, trade secrets, copyrights, patents, trademarks, discoveries, innovations, concepts, ideas and software conceived, compiled or developed by Executive in the course of Executive’s employment with the Bank or any of its Affiliates and/or comprised, in whole or part, of Confidential Information. Notwithstanding the foregoing sentence, Inventions shall not include: (i) any inventions independently developed by Executive and not derived, in whole or part, from any Confidential Information or (ii) any invention made by Executive prior to Executive’s exposure to any Confidential Information.

(e)           Remedies for Breach of Restrictive Covenant. Executive has reviewed the provisions of this Agreement with legal counsel, or has been given adequate opportunity to seek such counsel, and Executive acknowledges that the covenants contained in this Section 7 are reasonable with respect to their duration, geographical area and scope. Executive further acknowledges that the restrictions contained in this Section 7 are reasonable and necessary for the protection of the legitimate business interests of the Employer, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to the Employer and such interests, and that such restrictions were a material inducement to the Employer to enter into this Agreement. In the event of any violation or threatened violation of these restrictions, the Employer, in addition to and not in limitation of, any other rights, remedies or damages available to the Employer under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by Executive and any and all persons directly or indirectly acting for or with Executive, as the case may be. If Executive violates the Restrictive Covenant and the Employer brings legal action for injunctive or other relief, the Employer shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Restrictive Covenant. Accordingly, the Restrictive Covenant shall be deemed to have the duration specified herein computed from the date the relief is granted but reduced by the time between the period when the Restrictive Period began to run and the date of the first violation of the Restrictive Covenant by Executive.

(f)            Other Agreements. In the event of the existence of another agreement between the Parties that (a) is in effect during the Restrictive Period, and (b) contains restrictive covenants that conflict with any of the provisions of this Section 7, then the more restrictive of such provisions from the two (2) agreements shall control for the period during which both agreements would otherwise be in effect.

8.             Notices. Notices and all other communications under this Agreement shall be in writing and shall be deemed given when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employer:

Bridgewater Bancshares, Inc.
Attention: Executive Vice President
3800 American Boulevard West, Suite #100
Bloomington, MN 55431

If to Executive: Executive’s address on file with the Employer or to such other address as either Party may furnish to the other in writing, except that notices of changes of address shall be effective only upon receipt.

9.             Applicable Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Minnesota applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction, and any court action commenced to enforce this Agreement shall have as its sole and exclusive venue the County of Hennepin, Minnesota.

10.          Entire Agreement. This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral, specifically including the Prior Employment Agreement. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect. The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and such scope may be judicially modified accordingly.

11.          Withholding of Taxes. The Employer may withhold from any benefits payable under this Agreement all federal, state, city and other taxes as may be required pursuant to any law, governmental regulation or ruling.

12.          No Assignment. Executive’s rights to receive benefits under this Agreement shall not be assignable or transferable whether by pledge, creation of a security interest or otherwise, other than a transfer by will or by the laws of descent or distribution. In the event of any attempted assignment or transfer contrary to this Section 12, the Employer shall have no liability to pay any amount so attempted to be assigned or transferred. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

13.          Successors. This Agreement shall be binding upon and inure to the benefit of the Employer, its successors and assigns.

14.          Amendment. This Agreement may not be amended or modified except by written agreement signed by the Parties.

15.          Code Section 409A.

(a)           This Agreement may be amended to the extent necessary (including retroactively) by the Bank to avoid the application of taxes or interest under Code Section 409A, while maintaining to the maximum extent practicable the original intent of this Agreement. If it is determined that any payments or benefits due hereunder upon Executive’s termination of employment are subject to Code Section 409A, no such payments or benefits shall be payable unless such termination constitutes a “separation from service” within the meaning of Code Section 409A. To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Code Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv). This Section 15 shall not be construed as a guarantee of any particular tax effect for Executive’s benefits under this Agreement and the Bank does not guarantee that any such benefits will satisfy the provisions of Code Section 409A or any other provision of the Code.

(b)           Notwithstanding any provision of this Agreement to the contrary, if Executive is determined to be a “specified employee” (as defined in Code Section 409A) as of the Termination Date, then the six (6)-month payment delay rule under Code Section 409A shall apply as set forth therein. All delayed payments shall be accumulated and paid in a lump-sum payment as of the first day of the seventh month following the Termination Date (or, if earlier, as of Executive’s death). Any portion of the benefits hereunder that were not otherwise due to be paid during the six (6)-month period following the Termination Date shall be paid to Executive in accordance with the payment schedule established herein.

16.          Definitions. As used in this Agreement, the terms defined in this Section 16 have the meanings set forth below.

(a)           “Affiliate” means each company, corporation, partnership, Financial Institution or other entity that, directly or indirectly, is controlled by, controls, or is under common control with, the Company, where “control” means (i) the ownership of fifty-one percent (51%) or more of the Voting Securities or other voting or equity interests of any corporation, partnership, joint venture or other business entity or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation, partnership, joint venture or other business entity.

(b)           “Base Compensation” means the amount equal to the sum of (i) the greater of Executive’s then-current Annual Base Salary or Executive’s Annual Base Salary as of the date one (1) day prior to the Change in Control, and (ii) the amount of any cash incentive bonus paid (or payable) for the most recently completed fiscal year of the Employer.

(c)           “Board” means the board of directors of the Company.

(d)           “Change in Control” means:

(i)           the consummation of the acquisition by any “person” (as such term is defined in Section 13(d) or 14(d) of the 1934 Act) of “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (the “1934 Act”)) of fifty percent (50%) or more of the combined voting power of the then outstanding Voting Securities of the Company; or

(ii)          the individuals who, as of the Effective Date, are members of the Board cease for any reason to constitute a majority of the Board, unless the election, or nomination for election by the shareholders, of any new director was approved by a vote of a majority of the Board, and such new director shall, for purposes of this Agreement, be considered as a member of the Board; or

(iii)         the consummation by the Company of: (A) a merger or consolidation if the shareholders immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding Voting Securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the Voting Securities of the Company outstanding immediately before such merger or consolidation; or (B) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

Notwithstanding any provision in this definition to the contrary, a Change in Control shall not be deemed to occur solely because fifty percent (50%) or more of the combined voting power of the then outstanding securities of the Company are acquired by (A) a trustee or other fiduciary holding securities under one (1) or more employee benefit plans maintained for employees of the Company or an Affiliate or (B) any corporation that, immediately prior to such acquisition, is owned directly or indirectly by the shareholders in the same proportion as their ownership of stock immediately prior to such acquisition.

Further notwithstanding any provision in this definition to the contrary, in the event that any amount or benefit under this Agreement constitutes deferred compensation and the settlement of or distribution of such amount or benefit is to be triggered by a Change in Control, then such settlement or distribution shall be subject to the event constituting the Change in Control also constituting a “change in control event” under Code Section 409A.

(e)           “Covered Period” means the period beginning six (6) months prior to a Change in Control and ending twenty-four (24) months after the Change in Control.

(f)            “Disability” means that (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering employees of the Employer.

(g)           “Good Reason” means the occurrence of any one (1) of the following events, unless Executive agrees in writing that such event shall not constitute Good Reason:

(i)           an adverse change in the nature, scope or status of Executive’s position, authorities or duties from those in effect in accordance with Section 2 immediately following the Effective Date, or if applicable and greater, immediately prior to the Covered Period;

(ii)          a reduction of ten percent (10%) or more in Executive’s Annual Base Salary or annual cash incentive bonus opportunity (each as measured as of the Effective Date), or a material reduction in Executive’s aggregate benefits or other compensation plans as in effect immediately following the Effective Date, or if applicable and greater, immediately prior to the Covered Period;

(iii)         relocation of Executive’s primary place of employment by more than twenty-five (25) miles from Executive’s primary place of employment immediately following the Effective Date or a requirement that Executive engage in travel that is materially greater than immediately following the Effective Date;

(iv)        failure by an acquirer to assume this Agreement at the time of a Change in Control; or

(v)         a material breach by the Employer of this Agreement.

Notwithstanding any provision in this definition to the contrary, prior to Executive’s Termination for Good Reason, Executive must give the Company written notice of the existence of any condition set forth in clause (i) — (v) immediately above within ninety (90) days of its initial existence and the Company shall have thirty (30) days from the date of such notice in which to cure the condition giving rise to Good Reason, if curable. If, during such thirty (30)-day period, the Company cures the condition giving rise to Good Reason, the condition shall not constitute Good Reason. Further notwithstanding any provision in this definition to the contrary, in order to constitute a Termination for Good Reason, such Termination must occur within twenty-four (24) months of the initial existence of the applicable condition.

(h)           “Release” means a general release and waiver substantially in the form attached hereto as Exhibit A.

(i)            “Termination” means termination of Executive’s employment with the Employer following the Effective Date and prior to the end of the Employment Period either:

(i)           by the Employer, other than a Termination for Cause or a termination as a result of Executive’s death or Disability; or

(ii)          by Executive for Good Reason.

(j)            “Termination Date” means the date of termination of Executive’s employment with the Employer.

(k)           “Termination for Cause” means only a termination of Executive’s employment with the Employer as a result of:

(i)           Executive’s willful continuing failure, that is not remedied within twenty (20) days after receipt of written notice of such failure from the Employer, to perform Executive’s obligations hereunder;

(ii)          Executive’s conviction of, or the pleading of nolo contendere to, a crime of embezzlement or fraud or a felony under the laws of the United States or any state thereof;

(iii)         Executive’s breach of fiduciary responsibility; or

(iv)        an act of dishonesty by Executive that is materially injurious to the Employer.

Any determination of a Termination for Cause under this Agreement shall be made by resolution adopted by at least a two-thirds (2/3) vote of the Board at a meeting called and held for that purpose. Executive shall be provided with reasonable notice of such meeting and shall be given the opportunity to be heard, with the presence of counsel, prior to such vote being taken by the Board.

(l)            “Voting Securities” means any securities that ordinarily possess the power to vote in the election of directors without the happening of any precondition or contingency.

17.          Survival. The provisions of Sections 5 through 17 shall survive the termination of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

BRIDGEWATER BANCSHARES, INC.		JERRY BAACK

By:	/s/ Jeffrey D. Shellberg	/s/ Jerry Baack
	Jeffrey D. Shellberg, Executive Vice President	(Signature)

(Address)

(Address)

BRIDGEWATER BANK

By:	/s/ Jeffrey D. Shellberg
Jeffrey D. Shellberg, Executive Vice President

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

This Release and Waiver of Claims (“Agreement”) is made and entered into by and among Bridgewater Bancshares, Inc. (the “Company”), Bridgewater Bank (the “Bank” and together with the Company, the “Employer”) and [              ] (“Executive,” and together with the Company, the “Parties”).

RECITALS

A.            The Parties desire to settle fully and amicably all issues between them, including any issues arising out of Executive’s employment with the Employer and the termination of that employment.

B.            Executive and the Employer are parties to that certain Employment Agreement, made and entered into [               ], as amended (the “Employment Agreement”).

AGREEMENTS

For and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, the receipt of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.             Termination of Employment. Executive’s employment with the Employer shall be terminated effective as of the close of business on [               ] (the “Termination Date”).

2.             Compensation and Benefits. Subject to the terms of this Agreement, the Employer shall compensate Executive under this Agreement as follows (collectively, the “Severance Payments”):

(a)           Severance Amount. [               ].

(b)           Accrued Salary and Paid Time Off. Executive shall be entitled to a lump sum payment in an amount equal to Executive’s earned but unpaid annual base salary and accrued but unused paid time off for the period ending on the Termination Date, with such payment to be made on the first payroll date following the Termination Date.

(c)           COBRA Benefits. Executive and Executive’s qualified beneficiaries, as applicable, shall be entitled to continuation of group health coverage following the Termination Date under the Employer’s group health plan, to the extent required under the Consolidated Omnibus Budget Reconciliation Act of 1986, with Executive required to pay the same amount as Executive would pay if Executive continued in employment with the Employer during such period as described in Section 4(e) of the Employment Agreement.

(d)           Executive Acknowledgement. Executive acknowledges that, subject to fulfillment of all obligations provided for herein, Executive has been fully compensated by the Employer, including under all applicable laws, and that nothing further is owed to Executive with respect to wages, bonuses, severance, other compensation, or benefits. Executive further acknowledges that the Severance Payments (other than (b) and (c) immediately above) are consideration for Executive’s promises contained in this Agreement, and that the Severance Payments are above and beyond any wages, bonuses, severance, other compensation, or benefits to which Executive is entitled from the Employer under the terms of Executive’s employment or under any other contract or law that Executive would be entitled to absent execution of this Agreement.

(e)           Withholding. The Severance Payments shall be subject to all taxes and other payroll deductions required by law.

3.             Termination of Benefits. Except as provided in Section 2 above or as may be required by law, Executive’s participation in all employee benefit (pension and welfare) and compensation plans of the Employer shall cease as of the Termination Date. Nothing contained herein shall limit or otherwise impair Executive’s right to receive pension or similar benefit payments that are vested as of the Termination Date under any applicable tax-qualified pension or other plans, pursuant to the terms of the applicable plan.

4.             Release of Claims and Waiver of Rights. Executive, on Executive’s own behalf and that of Executive’s heirs, executors, attorneys, administrators, successors, and assigns, fully and forever releases and discharges the Company, its predecessors, successors, parents, subsidiaries, affiliates, and assigns, and its and their directors, officers, trustees, employees, agents, and shareholders, both in their individual and official capacities, and the current and former trustees and administrators of each retirement and other benefit plan applicable to the employees and former employees of the Employer, both in their official and individual capacities (the “Releasees”), from all liability, claims, demands, actions, and causes of action Executive now has, may have had, or may ever have, whether currently known or unknown, relating to acts or omissions as of or prior to Executive’s execution of this Agreement (the “Release and Waiver”), including liability, claims, demands, actions, and causes of action:

(a)           Relating to Executive’s employment or other association with the Employer, or the termination of such employment;

(b)           Relating to wages, bonuses, other compensation, or benefits;

(c)           Relating to any employment or change in control contract;

(d)           Relating to any employment law, including

(i)                                     The United States and State of Minnesota Constitutions,

(ii)                                  The Minnesota Human Rights Act,

(iii)                               The Civil Rights Act of 1964,

(iv)                              The Civil Rights Act of 1991,

(v)                                 The Equal Pay Act,

(vi)                              The Employee Retirement Income Security Act of 1974,

(vii)                           The Age Discrimination in Employment Act (the “ADEA”),

(viii)                        The Older Workers Benefit Protection Act,

(ix)                              The Worker Adjustment and Retraining Notification Act,

(x)                                 The Americans with Disabilities Act,

(xi)                              The Family and Medical Leave Act,

(xii)                           The Occupational Safety and Health Act,

(xiii)                        The Fair Labor Standards Act,

(xiv)                       The National Labor Relations Act,

(xv)                          The Genetic Information Nondiscrimination Act,

(xvi)                       The Rehabilitation Act,

(xvii)                    The Fair Credit Reporting Act,

(xviii)                 Executive Order 11246,

(xix)                       Executive Order 11141, and

(xx)                          Each other federal, state, and local statute, ordinance, and regulation relating to employment;

(e)           Relating to any right of payment for disability;

(f)            Relating to any statutory or contractual right of payment; and

(g)           For relief on the basis of any alleged tort or breach of contract under the common law of the State of Minnesota or any other state, including defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, and negligence.

Executive acknowledges that statutes exist that render null and void releases and waivers of any claims, rights, demands, liabilities, actions, and causes of action that are unknown to the releasing or waiving party at the time of execution of the release and waiver. Executive waives, surrenders, and shall forego any protection to which Executive would otherwise be entitled by virtue of the existence of any such statutes in any jurisdiction, including the State of Minnesota.

5.             Exclusions from General Release. Excluded from the Release and Waiver are any claims or rights arising pursuant to this Agreement and any claims or rights that cannot be waived by law, as well as Executive’s right to file a charge with an administrative agency or participate in any agency investigation, including with the Equal Employment Opportunity Commission. Executive is, however, waiving the right to recover any money in connection with a charge or investigation and the right to recover any money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency, except where such waivers are prohibited by law.

6.             Covenant Not to Sue.

(a)           A “covenant not to sue” is a legal term that means Executive promises not to file a lawsuit in court. It is different from the Release and Waiver. Besides waiving and releasing the claims covered by Section 4 above, Executive shall never sue the Releasees in any forum for any reason covered by the Release and Waiver. Notwithstanding this covenant not to sue, Executive may bring a claim against the Employer to enforce this Agreement or to challenge the validity of this Agreement under the ADEA. If Executive sues any of the Releasees in violation of this Agreement, Executive shall be liable to them for their reasonable attorneys’ fees and costs (including the costs of experts, evidence, and counsel) and other litigation costs incurred in defending against Executive’s suit. In addition, if Executive sues any of the Releasees in violation of this Agreement, the Employer can require Executive to return all but a sum of $100 of the Severance Payments, which sum is, by itself, adequate consideration for the promises and covenants in this Agreement. In that event, the Employer shall have no obligation to make any further Severance Payments.

(b)           If Executive has previously filed any lawsuit against any of the Releasees, Executive shall immediately take all necessary steps and execute all necessary documents to withdraw or dismiss such lawsuit to the extent Executive’s agreement to withdraw, dismiss, or not file a lawsuit would not be a violation of any applicable law or regulation.

7.             Restrictive Covenants. Section 7 of the Employment Agreement (entitled “Restrictive Covenants”), shall continue in full force and effect as if fully restated herein.

8.             No Admissions. The Employer denies that any of the Releasees have taken any improper action against Executive, and this Agreement shall not be admissible in any proceeding as evidence of improper action by any of the Releasees.

9.             Confidentiality of Agreement. Executive shall keep the existence and the terms of this Agreement confidential, except for Executive’s immediate family members and Executive’s legal and tax advisors in connection with services related hereto and except as may be required by law or in connection with the preparation of tax returns.

10.          Non-Waiver. The Employer’s waiver of a breach of this Agreement by Executive shall not be construed or operate as a waiver of any subsequent breach by Executive of the same or of any other provision of this Agreement.

11.          Governing Law. This Agreement shall be governed by and construed under the laws of the State of Minnesota, without regard to principles of conflict of laws (whether in the State of Minnesota or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Minnesota.

12.          Entire Agreement. This Agreement sets forth the entire agreement of the Parties regarding the subject matter hereof, and shall be final and binding as to all claims that have been or could have been advanced on behalf of Executive pursuant to any claim arising out of or related in any way to Executive’s employment with the Employer and the termination of that employment. This Agreement may not be amended, modified, altered, or changed except by express written consent of the Parties.

13.          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

14.          Successors. This Agreement shall be binding upon and inure to the benefit of the Employer, its successors and assigns.

15.          Enforcement. The provisions of this Agreement shall be regarded as divisible and separable and if any provision should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby. If the scope of any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and Executive hereby consents that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement. In addition, Executive stipulates that breach by Executive of restrictions and requirements under this Agreement will cause irreparable damage to the Releasees in the case of Executive’s breach and that the Employer would not have entered into this Agreement without Executive binding Executive to these restrictions and requirements. In the event of Executive’s breach of this Agreement, in addition to any other remedies the Employer may have, and without bond and without prejudice to any other rights and remedies that the Employer may have for Executive’s breach of this Agreement, the Employer shall be relieved of any obligation to provide Severance Payments and shall be entitled to an injunction to prevent or restrain any such violation by Executive and all persons directly or indirectly acting for or with Executive.

16.          Construction. In this Agreement, unless otherwise stated, the following uses apply: (a) references to a statute or law refer to the statute or law and any amendments and any successor statutes or laws, and to all regulations promulgated under or implementing the statute or law, as amended, or its successors, as in effect at the relevant time; (b) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including, “ and the words “to,” “until,” and “ending on” (and the like) mean “to, and including”; (c) references to a governmental or quasi-governmental agency, authority, or instrumentality also refer to a regulatory body that succeeds to the functions of the agency, authority, or instrumentality; (d) the words “include,” “includes,” and “including” (and the like) mean “include, without limitation,” “includes, without limitation,” and “including, without limitation,” (and the like) respectively; (e) the words “hereof,” “herein,” “hereto,” “hereby,” (and the like) refer to this Agreement as a whole; (f) any reference to a document or set of documents, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and all modifications, extensions, renewals, substitutions, or replacements thereof; (g) all words used shall be construed to be of such gender or number as the circumstances and context require; and (h) the captions and headings of preambles, recitals, sections, and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement, nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions.

17.          Future Cooperation. In connection with any and all claims, disputes, or negotiations, or governmental, internal, or other investigations, lawsuits, or administrative proceedings (the “Legal Matters”) involving any of the Releasees (collectively, the “Disputing Parties” and, individually, each a “Disputing Party”), Executive shall make herself reasonably available, upon reasonable notice from the Company and without the necessity of subpoena, to provide information and documents, provide declarations and statements regarding a Disputing Party, meet with attorneys and other representatives of a Disputing Party, prepare for and give depositions and testimony, and otherwise cooperate in the investigation, defense, and prosecution of any and all such Legal Matters, as may, in the good faith and judgment of the Company, be reasonably requested. The Company shall consult with Executive and make reasonable efforts to schedule such assistance so as not to materially disrupt Executive’s business and personal affairs. The Employer shall reimburse all reasonable expenses incurred by Executive in connection with such assistance, including travel, meals, rental car, and hotel expenses, if any; provided such expenses are approved in advance by the Company and are documented in a manner consistent with expense reporting policies of the Employer as may be in effect from time to time.

18.          Representations by Executive. Executive acknowledges each of the following:

(a)           Executive is aware that this Agreement includes a release of all known and unknown claims.

(b)           Executive is legally competent to execute this Agreement and Executive has not relied on any statements or explanations made by the Employer or its attorneys not otherwise set forth herein.

(c)           Any modifications, material or otherwise, made to this Agreement shall not restart or affect in any manner the original 21-day consideration period.

(d)           Executive has been offered at least 21 days to consider this Agreement.

(e)           Executive has been afforded the opportunity to be advised by legal counsel regarding the terms of this Agreement, including the Release and Waiver, and to negotiate such terms.

(f)            Executive, without coercion of any kind, freely, knowingly, and voluntarily enters into this Agreement.

(g)           Executive has the right to rescind the Release and Waiver by written notice to the Employer within 15 calendar days after Executive has signed this Agreement, and the Release and Waiver shall not become effective or enforceable until 15 calendar days after Executive has signed this Agreement, as evidenced by the date set forth below Executive’s signature on the signature page hereto. Any such rescission must be in writing and delivered by hand, or sent by U.S. Mail within such 15-day period, to the attention of [               ]. If delivered by U.S. Mail, the rescission must be: (i) postmarked within the 15-day period and (ii) sent by certified mail, return receipt requested.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of dates set forth below their respective signatures below.

BRIDGEWATER BANCSHARES, INC.		EXECUTIVE

By:
	[Name]	[Name]
[Title]

Date:		Date:

BRIDGEWATER BANK

By:
[Name]
[Title]

Date: